Exhibit 99.1

Heinz Chairman Expects Company to Report Third-Quarter EPS of 84 Cents, Fueled by Emerging Markets Growth

PITTSBURGH--(BUSINESS WIRE)--February 24, 2011--H.J. Heinz Company expects to report “solid third-quarter results with earnings per share of around 84 cents,” Chairman, President and CEO William R. Johnson said today during his presentation at the annual conference of the Consumer Analyst Group of New York (CAGNY) in Boca Raton, Florida.

Mr. Johnson previewed the results that Heinz will report on March 3.

“We expect to deliver our twenty-third consecutive quarter of organic sales growth, with organic growth of about 2%. Globally, our Top 15 brands generated organic sales growth of approximately 4%,” Mr. Johnson said. “We expect organic growth in North America, Asia Pacific and Rest of World and we are holding steady in Europe, where we lapped a very strong volume quarter last year.”

The results were “driven by continued robust organic growth of approximately 14% in Emerging Markets, led by China, India, Indonesia and Russia, and a solid performance in North American Consumer Products, which delivered strong growth in Ketchup and Sauces.”

Mr. Johnson added: “Heinz expects very strong operating free cash flow of around $440 million in the quarter.”

Looking forward, Heinz is raising the outlook for full-year reported EPS to a range of $3.04 to $3.10, from its previous range of $2.95 to $3.05, Mr. Johnson announced. Heinz also raised its outlook for full-year operating free cash flow to $1.2 billion, up from a previous projection of $1.15 billion.

“In short, Heinz is on track to deliver another solid year,” Mr. Johnson concluded.

CAGNY PRESENTATION

In addition to previewing third-quarter results, Mr. Johnson discussed the consumer and economic environment; challenges and opportunities for the packaged foods industry; and Heinz’s plan to drive growth in Developed and Emerging Markets. The following are excerpts from his presentation.

CONSUMER AND ECONOMIC ENVIRONMENT

“While the consumer and economic environment has become more difficult, I still believe the food business is a good place to be, as evidenced by the industry’s strong returns in 2010 and the significant growth potential in the developing world,” Mr. Johnson said. “Looking at the economy, we expect an uneven global recovery, with slightly improved economic growth in the U.S. and Europe in 2011 and robust growth in Emerging Markets.”

CHALLENGES AND OPPORTUNITIES

“Our industry is experiencing dramatic increases in the cost of commodities like meat, dairy and grain, as well as packaging reflecting higher oil prices and decreased supply capacity,” Mr. Johnson said. “Fortunately, Heinz’s input basket remains quite diversified, minimizing exposure to any single commodity. At Heinz, our goal is to effectively manage commodity costs while balancing the trade-off between pricing and productivity.”

Mr. Johnson noted that “Heinz brands have fared reasonably well amidst the increasing pressure for promotional discounts.”

“I expect the at-home dining trend in Developed Markets to remain strong in 2011,” he said.

EMERGING MARKETS

“Appealing to consumers in Developed Markets is crucial, yet one growth opportunity stands above all – Emerging Markets,” Mr. Johnson said. “Heinz is well-positioned in Emerging Markets, whose combined revenues, I believe, will eclipse our largest segment, North American Consumer Products, by 2015.”

Mr. Johnson noted: “Reflecting our plans to invest in organic growth and acquisitions, coupled with the strong growth trends in these markets, I anticipate that Emerging Markets could generate 30% of the Company’s total sales within the next five years if not sooner.”

To support growth in China, Heinz will open a new Foodstar factory in Shanghai next month, Mr. Johnson said. Heinz acquired Foodstar, a leading soy sauce manufacturer in southern China, in November. He said Heinz expects Foodstar sales to grow well beyond $100 million next Fiscal Year.

DEVELOPED MARKETS

Mr. Johnson said the Company’s strategy to drive top-line growth in Developed Markets is “centered on consumer-inspired innovation, effective marketing and increased ketchup penetration, especially in the U.S. and Europe.”

He said Heinz began shipping Dip & Squeeze®, its dual-function breakthrough in foodservice ketchup, at the end of January, with Chick-fil-A as the first national customer.

Mr. Johnson said Heinz has a strong “pipeline of innovation” with new products including the first line of premium T.G.I. Friday’s® brand single-serve entrées. He called this launch “our most important news in frozen since the introduction of Smart Ones®.”

To support future growth in frozen, Heinz is opening a new, state-of-the-art factory in Florence, South Carolina next month that will employ 300 people, Mr. Johnson noted.

KETCHUP

“In the first half of the fiscal year, ketchup sales grew 6% organically, proving that our flagship product remains a growth catalyst and that maturity is simply a state of mind rather than a marketing fact,” Mr. Johnson said.

He added: “Heinz has a strong global position, holding the number-one share in seven of the world’s top ten ketchup markets but we see substantial room for growth.”

GLOBAL SCALE

Heinz is on track to meet its previously announced goal of “delivering better than $1 billion in cost savings over the next five years through our global supply chain initiatives,” Mr. Johnson said.

PARTNERSHIP WITH COCA-COLA

Mr. Johnson said Heinz and The Coca-Cola Company have formed a strategic partnership that will “give us access to a more sustainable, fully recyclable Heinz Ketchup bottle using Coca-Cola’s proprietary PlantBottle™ technology.”

The PlantBottle is better for the environment because up to 30% of its packaging material is made from plants. Heinz Ketchup will convert to the PlantBottle globally over time, starting with a U.S. rollout of 120 million retail and foodservice bottles this spring.

SUMMARY

Mr. Johnson concluded his presentation by recapping the key topics he covered in his speech including:

  A preview of Heinz’s strong third-quarter results;
  The launch of T.G.I. Friday’s Single Serve meals and the national distribution of Dip & Squeeze ketchup;
  The Company’s acquisition of Foodstar, further strengthening its position in China;
  Opportunity for strategic partnerships with the announcement of the Company’s venture with Coca-Cola;
  How Heinz is positioning emerging talent into leadership positions; and
  Heinz’s plans to continue investing in the Company for the future.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and devaluations and interest rate fluctuations, changes in credit ratings, leverage, and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, which includes our continued evaluation of potential acquisition opportunities, including strategic acquisitions, joint ventures, divestitures and other initiatives, including our ability to identify, finance and complete these initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow and the risk of doing business in international markets, including our emerging markets; economic or political instability, nationalization, and the performance of business in hyperinflationary environments, in each case such as Venezuela; and the uncertain global macroeconomic environment and sovereign debt issues, particularly in Europe, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems and potential disruptions due to failures in information technology systems, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2010 and reports on Forms 10-Q thereafter.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, T.G.I. Friday’s® snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

H.J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in this Company's press release dated February 24, 2011:

Operating Free Cash Flow Calculation	Third Quarter Ended
(amounts in millions)	January 26, 2011
FY 2011
Cash provided by operating activities	$ ~ 510
Capital expenditures	~ (73)
Proceeds from disposals of property, plant and equipment	~ 1

Operating Free Cash Flow	$ ~ 438

Organic Sales	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change

Q2 YTD FY11 global ketchup	5.6%		(4.7%)		0.0%		0.9%
Q3 FY11 Consolidated Heinz	~2%		~(1%)		~1%		~2%
Q3 FY11 Emerging Markets	~14%		~(8%)		~8%		~15%
Q3 FY11 Top 15 Brands	~4%		~(2%)		~0%		~2%

(a)	Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency translation rates and acquisitions/divestitures.

(Totals may not add due to rounding)

H.J. Heinz Company
Non-GAAP Performance Ratios

Sales Variances
The following table illustrates the components of the change in net sales versus the prior year.

	2006**	2007**	2008	Q109	Q209	Q309	Q409	2009	Q110	Q210	Q310	Q410	2010	Q111	Q211

Total Heinz (Continuing Operations):
Volume	3.9%	0.8%	3.9%	5.4%	(0.9%)	(6.2%)	(1.9%)	(1.1%)	(3.9%)	(3.8%)	1.2%	1.6%	(1.3%)	2.5%	0.3%
Price	(0.1%)	2.2%	3.5%	5.3%	7.2%	8.1%	7.6%	7.1%	6.0%	4.6%	1.8%	1.0%	3.4%	1.1%	0.6%
Acquisition	5.0%	1.3%	0.7%	0.7%	1.2%	2.5%	3.4%	2.0%	3.1%	3.1%	2.9%	0.3%	2.3%	0.1%	0.1%
Divestiture	(1.2%)	(3.1%)	(0.8%)	0.0%	(0.2%)	(0.1%)	(0.2%)	(0.1%)	(0.2%)	0.0%	0.0%	0.0%	(0.1%)	0.0%	0.0%
Exchange	(1.4%)	2.8%	5.2%	4.1%	(3.2%)	(11.3%)	(13.9%)	(6.6%)	(9.0%)	(1.0%)	6.9%	5.5%	0.5%	(2.1%)	(2.3%)
Total Change in Net Sales	6.1%	3.9%	12.3%	15.5%	4.0%	(7.1%)	(5.0%)	1.3%	(4.0%)	2.9%	12.7%	8.3%	4.8%	1.6%	(1.2%)
Total Organic Growth (a)	3.8%	3.0%	7.4%	10.7%	6.3%	1.9%	5.7%	6.0%	2.1%	0.8%	3.0%	2.6%	2.1%	3.6%	0.9%
(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

** Fiscal 2007 had one less week than Fiscal 2006

(Totals may not add due to rounding)

CONTACT:
H.J. Heinz Company
Media:
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048